AMENDMENT NO. 1
TO
SHARE PURCHASE AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment”) is entered into as of October 24, 2025, between New Circle Principal Investments LLC, a Delaware limited liability company (the “Investor”), and Direct Digital Holdings, Inc., a Delaware corporation (the “Company”). The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.

WHEREAS, the Company and the Investor are parties to a certain Share Purchase Agreement dated as of October 18, 2024 (the “Agreement”);

WHEREAS, the parties wish to enter into this Amendment No. 1 to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed:

I. Amendments.

A. Recitals. The first recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $100 million in aggregate gross purchase price of newly issued fully paid shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Shares”);

B. Section 2.01(b). Section 2.01(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.01(b)          Date of Delivery of Purchase Notice. Purchase Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit B attached hereto. A Purchase Notice selecting an Option 1 Pricing Period shall be deemed delivered upon receipt and acceptance of said Purchase Notice by the Investor if (a) such notice Purchase Notice is received by email at or before 3:00 PM Eastern Time and (B) the instruction letter has been delivered to the transfer agent (e-mail shall be sufficient) at or before 3:00 PM Eastern Time, and in all other cases will be deemed to be delivered at 8:00 AM Eastern Time on the immediately succeeding Trading Day. A Purchase Notice selecting an Option 2 Pricing Period shall be deemed delivered (i)(A) the day it is received and accepted by the Investor, if such Purchase Notice is received by e-mail at or before 9:00 AM Eastern Time, and (B) the instruction letter has been delivered to the transfer agent (e-mail shall be sufficient) at or before 9:00 AM Eastern Time, or (ii) the immediately succeeding day if either the Purchase Notice or instruction letter is received by e-mail after 9:00 AM Eastern Time; provided, however, that upon mutual written consent of the Company and the Investor, a Purchase Notice or instruction letter that is delivered after 9:00 AM Eastern Time may be deemed to have been delivered prior to 9:00 AM Eastern Time of such day. Upon receipt of a Purchase Notice and/or instruction letter, the Investor shall promptly provide written confirmation (which may be by e-mail) of receipt of such Purchase Notice and/or instruction letter. For the avoidance of doubt, if the instruction letter is adjusted pursuant to the Settlement Document, such instruction letter will be deemed to have been delivered at the time of the initial instruction letter that was so adjusted for purposes of this Section 2.01(b).

C. Section 11.04. Section 11.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 11.04         Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this

Agreement and the transactions contemplated hereby, except that the Company shall pay to the Investor a structuring fee in the amount of $15,000, which has been paid prior to the date hereof, and a legal fee in the amount of $15,000, which will be paid upon execution of this Agreement. The Company shall pay an initial commitment fee to the Investor in the form of Common Shares with an aggregate market value equal to $150,000 (the “Initial Commitment Fee”), the market value of which shall be determined based on the closing price of the Common Stock on the date the Registration Statement is declared effective by the SEC (the “Initial Commitment Shares”); provided, however, that the Company may, in its sole discretion, elect to pay any portion of the Initial Commitment Fee in cash, so long as such amount is paid on or prior to the day of filing of the Registration Statement. The Initial Commitment Shares shall be issued to the Investor within one (1) Business Day of the date of effectiveness of the Registration Statement registering the Commitment Shares. In addition, the Company shall pay incremental commitment fees equal to $50,000 for each $5,000,000 in aggregate proceeds to be paid by the Investor to the Company in connection with the sale and purchase of Shares pursuant to Purchase Notices (the “Incremental Commitment Fees”), which amount shall be retained by the Investor from the Purchase Price to be paid to the Company. Further, the Company shall pay an additional commitment fee (the “Upsize Commitment Fee,” and together with the Initial Commitment Fee and the Incremental Commitment Fees, the “Commitment Fee”) to the Investor in the form of Common Shares equal to 100,000, issuable on the date of this Amendment (the “Upsize Commitment Shares,” and together with the Initial Commitment Shares, the “Commitment Shares”). The Commitment Shares issuable hereunder shall be included on the initial Registration Statement and the Company shall be required to promptly file additional registration statements for the issuance of additional Common Shares necessary to satisfy the Commitment Fee amount, if necessary. The Upsize Commitment Shares shall be issued to the Investor within one (1) Business Day of the date of this Amendment. The Commitment Fee shall be fully earned and non-refundable, regardless of whether any Purchase Notices are made or settled hereunder or any subsequent termination of this Agreement.”

D. Definitions. The definitions of “Commitment Amount,” “Option 1 Market Price,” “Option 1 Pricing Period,” and “Purchase Price” in Annex I to the Agreement are hereby deleted in their entirety and replaced with the following:

““Commitment Amount” shall mean $100,000,000 of Common Shares.”

““Option 1 Market Price” shall mean the lowest sales price of the Common Shares during the Option 1 Pricing Period.”

““Option 1 Pricing Period” shall mean the period on the applicable Share Purchase Notice Date with respect to a Purchase Notice selecting an Option 1 Pricing Period commencing the open of trading on such Trading Day, and ending on 4:00 PM Eastern Time on such Trading Day that the applicable Share Purchase Notice is deemed delivered.”

““Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by (i) 100% in respect of a Purchase Notice with an Option 1 Pricing Period, and (ii) 97.5% in respect of a Purchase Notice with an Option 2 Pricing Period.

 II. Miscellaneous.

A.	Except as provided hereinabove, all of the terms and conditions contained in the Agreement shall remain unchanged and in full force and effect.

B.	This Amendment is made pursuant to and in accordance with the terms and conditions of the Agreement.

C.	All capitalized but not defined terms used herein shall have those meanings ascribed to them in the Agreement.

D.	All provisions in the Agreement and any amendments, schedules or exhibits thereto in conflict with this Amendment shall be and hereby are changed to conform to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
Direct Digital Holdings, Inc.

By:	/s/ KEITH SMITH
Name	Keith Smith
Title:	President

INVESTOR:
New Circle Principal Investments LLC

By:	New Circle Capital LLC
Its:	Sole Member

	By:	/s/ WALTER ARNOLD
	Name:	Walter Arnold
	Title:	Managing Partner